July 22, 2013                                        Exhibit 99.2
Park National Corporation announces David L. Trautman
will become Chief Executive Officer in 2014

NEWARK, Ohio - Park National Corporation (Park) (NYSE MKT: PRK) today announced the next step in its formal and traditional leadership succession. Effective January 1, 2014, David L. Trautman will become the next chief executive officer of The Park National Bank and Park National Corporation, in addition to retaining his responsibility as president of both entities. Park Chairman and current Chief Executive Officer C. Daniel DeLawder will continue in his role as chairman of both entities. Both Trautman and DeLawder also serve as directors on the boards of The Park National Bank and Park National Corporation.
“This carefully planned transition follows the leadership model that has successfully served our organization for decades,” DeLawder said. “Continuity, consistency, experience and reliability are keystones in our leadership, and qualities that our shareholders, associates, and clients have come to expect from us. Taking this next step reflects our ongoing commitment to those values.”
“David is fully qualified to lead Park, as his 30-plus year tenure and varied experiences combined with his comprehensive financial education and community leadership attest,” DeLawder said. “Park has a rare and highly successful practice of planning for succession well in advance, which enables our fundamental values to carry on uninterrupted. I look forward to David leading Park into our exciting future.”
DeLawder plans to continue working on a full-time basis, following the identical pattern established by former Park Chief Executive Officers John W. Alford and William T. McConnell. Like DeLawder, Trautman was hired by and worked directly with past leaders Everett Reese, Alford, and McConnell.
“I've had the great fortune to work with four giants in banking - leaders who have had a profound impact on our industry, our organization, our colleagues and me,” Trautman said. “My goal is to build upon the firm foundation they constructed. For the past 30 years, I've had the privilege of working with, and learning from, the finest bankers and customers around. It's been great fun and I look forward to learning more from both groups as the years pass.”
Also effective January 1, 2014, Park Chief Financial Officer Brady Burt will assume the role of secretary of the corporation, currently held by Trautman.
About David L. Trautman:
David L. Trautman has been president of The Park National Bank and Park National Corporation since 2005, and has served as secretary of the corporation since 2002. A graduate of Upper Arlington High School (Columbus, Ohio), he joined Park National in 1983 after earning a bachelor's degree in economics from Duke University. His first position at the bank was as a management trainee, and he has held several roles throughout his banking career including president of the First-Knox National Bank Division and executive vice president of Park National Bank.
He holds an MBA, with honors, from The Ohio State University, and has also completed a number of bank industry professional educational programs. He is a past member of the board of directors of the Ohio Bankers League, and served as its chairman in 2008.

His leadership in local community organizations includes serving as a trustee and treasurer for Licking County Foundation, a trustee and treasurer for Dawes Arboretum, a trustee for Kenyon College, a member of the development council for The Works, and a member of the Newark Rotary Club. Previously, he was a member of the campaign cabinet of United Way of Licking County, served as chairman and treasurer of the Newark and Licking County Chamber of Commerce and co-chaired a highly successful fund raising campaign for the Midland Theatre. When he resided in Knox County, he served as the campaign chair for the United Way, was the president of the YMCA board of trustees, a board member of the Area Development Foundation and served as a trustee of Kenyon College.
He resides in Granville, Ohio with his wife, Joan. They are members of Centenary United Methodist Church, and the proud parents of three children, Ben, Will, and Karen.
About C. Daniel DeLawder:
C. Daniel DeLawder has served as chief executive officer of The Park National Bank and Park National Corporation since 1999. He began his career with Park National in 1971 as a management trainee and has held various roles within the Park organization, including President of the Fairfield National Bank Division.
DeLawder is a graduate of Heath High School and earned a bachelor's degree in education, cum laude, from Ohio University in Athens. He is a graduate of numerous bank industry educational programs.
He has held many significant community leadership roles including president of United Way of Licking County and Fairfield County; chairman of the Newark Area Chamber of Commerce Board of Directors; president of each of the Lancaster-Fairfield County Chamber of Commerce, the Simon Kenton Council, Boy Scouts of America, and the Lancaster Rotary Club; and was a member and past chairman of the board of trustees of Ohio University.
He is a past member of the board of directors of the Federal Reserve Bank of Cleveland. He served as a member of the American Bankers Association (ABA) BankPac Committee as well as a member of the Government Relations Council of the ABA. He is past president of the Ohio Bankers Association and a past director-at-large of the Community Bankers Association of Ohio.
Currently he serves on the boards of MedBen, Truck One, Inc. and Fleet Service, Inc., The Salvation Army, The Works, the Simon Kenton Council of the Boy Scouts of America, is a member of The Ohio University campaign steering committee, and is chair of the Newark Development Partners Board. He is also a member of the Newark Rotary Club.
DeLawder and his wife, Diane reside in Newark, Ohio and are members of First United Methodist Church. They have two grown children, Sara and Matt.
Headquartered in Newark, Ohio, Park National Corporation had $6.6 billion in total assets (as of June 30, 2013). Park consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, Farmers & Savings Bank Division, United Bank Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). Park also includes Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.

Media contact: Bethany Lewis, 740.349.0421, blewis@parknationalbank.com
Investor contact: Brady Burt, 740.322.6844, bburt@parknationalbank.com